For Immediate Release:

Date:	April 26, 2006
Contact:	David Nolan
Executive Vice President and Chief Financial Officer
(315) 336-7300

Rome Bancorp Reports Record First Quarter Earnings, Dividend Declaration and Approval of Stock Repurchase Program

Rome Bancorp, Inc. (the "Company") (NASDAQ: ROME), the holding company of The Rome Savings Bank (the "Bank"), announced today the Company's results of operations for the three month period ended March 31, 2006. Net income for the Company for the quarter ended March 31, 2006 was $808,000 or $0.09 per diluted share, compared to $639,000 or $0.07 per diluted share in the first quarter of 2005. The increase in quarterly earnings was primarily attributable to an increase in net interest income before the provision for loan losses.

Net interest income was $3.6 million for the three months ended March 31, 2006, an increase of $620,000 or 20.7% from $3.0 million for the three months ended March 31, 2005. The growth in net interest income was due to an increase in both the average balances and yields of interest earning assets. Proceeds from the Company's March 2005 second step stock conversion and offering helped to boost average earning assets to $291.6 million for the quarter ended March 31, 2006 as compared to $256.7 million of interest earning assets for the same quarter of 2005. The Company's net interest margin for the first quarter of 2006 increased to 5.07% from 4.81% in the first quarter of the prior year.

Interest income increased by $635,000 to $4.4 million for the three months ended March 31, 2006, from $3.8 million for the three months ended March 31, 2005, as a result of a $405,000 increase in interest income on loans and a $274,000 increase in interest income on interest bearing deposits, partially offset by a $44,000 decrease in investment income. The increase in interest income on loans reflects an $18.7 million or 8.0% increase in the average balance of the loan portfolio. The majority of this growth was due to an increase in mortgage lending. The increase in earnings on interest bearing deposits is due to an increase in the average balances of these funds to $28.1 million for the quarter ended March 31, 2006 from $5.3 million in the first quarter of 2005 as well as an increase in yields earned on the balances from 2.01% to 4.32% over the same periods. The increase in these balances represents the Company's stock proceeds that have not been invested in long term assets, while the increase in their yields is consistent with short term rate fluctuations. The decrease in interest income on investments was primarily a result of a $6.7 million decrease in their average balance as maturing investments were reinvested into more profitable assets.

Interest expense increased by $15,000 for the three months ended March 31, 2006 over the same period in 2005 due to higher rates paid on deposits partially offset by a decrease in average borrowings outstanding. The average rates paid on interest bearing deposits and borrowings for the three months ended March 31, 2006 were 1.63% compared to

1.34% in the first quarter of 2005, causing interest expense on deposits to increase by $73,000. These rate increases are indicative of current market trends. The average balance of borrowings decreased to $9.2 million in the three months ended March 31, 2006 from $17.8 million in the same period of 2005, principally due to payments made with partial proceeds of the 2005 stock offering. Accordingly, interest expense related to borrowings for the first quarter of 2006 decreased $57,000 from the same period last year.

The Company recorded a provision for loan losses of $115,000 in the current quarter, as compared to no provision in the first quarter of 2005. The current year provision for loan losses for the three month period was necessitated to replenish the loan loss reserve for routine charge-offs. During the current quarter, the Company recorded net loan charge-offs of $118,000 compared to net loan recoveries of $21,000 in the first quarter of 2005. Non-performing loans as a percentage of total loans were 0.48% at March 31, 2006 up slightly from 0.43% at March 31, 2005. The allowance for loan losses as a percent of non-performing loans was 162% at March 31, 2006, as compared to 199% at March 31, 2005.

Non-interest income decreased by $47,000 to $424,000 for the three months ended March 31, 2006 compared to $471,000 for the three months ended March 31, 2005, primarily due to a $29,000 decrease in non-operating revenues and an $18,000 decrease in securities transactions gains.

Non-interest expense increased $156,000 to $2.6 million for the three months ended March 31, 2006 compared to $2.5 million for the three months ended March 31, 2005. The increase in non-interest expense was primarily the result of higher legal and professional fees incurred for purposes of strategic planning and ongoing Sarbanes Oxley compliance activities. Income tax expense was $485,000 for the three months ended March 31, 2006, an increase of $134,000 over income tax expense of $351,000 for the first quarter of 2005. The increase is attributable to higher pre-tax earnings.

Total assets at March 31, 2006 were $313.3 million, an increase of $4.4 million from $308.9 million at December 31, 2005. Cash and cash equivalents increased to $39.1 million at March 31, 2006, from $34.2 million at December 31, 2005 primarily due to a $4.3 million increase in deposit accounts over the same period. Securities were $10.6 million at March 31, 2006, a decrease of $1.3 million from $11.9 million at December 31, 2005 reflecting maturities, principal reductions and securities sales. Loan balances increased slightly from $251.9 million at December 31, 2005 to $252.8 million at March 31, 2006. Total deposits increased by $4.3 million or 2.1% to $205.8 million at March 31, 2006 from $201.5 million at December 31, 2005, with growth occurring in all deposit categories.

In commenting on the results of operations, Mr. Charles Sprock, President & CEO stated that "We are very pleased with all aspects of the first quarter's results, particularly the growth experienced in net interest income and margin, which was achieved despite operating in a competitive rate environment."

The Company also announced that its Board of Directors has declared a quarterly dividend on the Company's common stock in the amount of 7.5 cents ($0.075) per share for stockholders of record at the close of business on May 8, 2006. The dividend is payable on May 23, 2006.

In addition, the Company announced that its Board of Directors has authorized the repurchase of up to 485,000 shares (approximately 5%) of its common stock, as market conditions warrant in open market and privately negotiated transactions, over the next twelve months.

Statements included in this discussion and in future filings by Rome Bancorp, Inc. with the Securities and Exchange Commission, in Rome Bancorp, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Rome Bancorp, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect Rome Bancorp, Inc.'s actual results, and could cause Rome Bancorp, Inc.'s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and Rome Bancorp, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	As of
	March 31,	December 31,
	2006	2005
Selected Financial Condition Data:
Total assets	$313,271	$308,853
Loans, net	252,802	251,918
Securities	10,635	11,882
Cash and cash equivalents	39,072	34,235
Total deposits	205,843	201,468
Borrowings	9,127	9,374
Total shareholders' equity	93,826	93,478
Allowance for loan losses	1,957	1,960
Non-performing loans	1,212	947
Non-performing assets	1,212	947

	For the three months ended
	March 31,
	2006	2005
Selected Operating Data:
Interest income	$4,407	$3,772
Interest expense	785	770
Net interest income	3,622	3,002
Provision for loan losses	115	0
Net interest income after provision for loan losses	3,507	3,002
Non-interest income:
Service charges and other income	413	441
Net gain on securities	11	29
Total non-interest income	424	470
Non-interest expense	2,638	2,482
Income before income taxes	1,293	990
Income tax expense	485	351
Net income	$808	$639

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

		For the three months ended
		March 31,
		2006	2005
Selected Financial Ratios and Other Data:

Performance Ratios:
Basic earnings per share		$0.09	$0.07
Diluted earnings per share		$0.09	$0.07
Return on average assets		1.06%	0.94%
Return on average equity		3.50%	6.97%
Net interest rate spread	1	4.42%	4.49%
Net interest margin	1	5.07%	4.81%
Non-interest expense to average assets		3.47%	3.67%
Efficiency ratio	1	64.97%	71.24%
Average interest-earning assets to average interest-bearing liabilities		160.21%	124.77%

		As of
		March 31,	December 31,
		2006	2005
Equity Ratios:
Equity to assets		29.95%	30.27%
Book value per share		$9.67	$9.66

Asset Quality Ratios:
Nonperforming loans as percent of loans		0.48%	0.37%
Nonperforming assets as percent of total assets		0.39%	0.31%
Allowance for loan losses as a percent of loans		0.77%	0.77%
Allowance for loan losses as a percent of non- performing loans		161.5%	207.0%

Notes:
1. Includes tax equivalent adjustment for the Company's tax-exempt municipal securities.